Exhibit 99.1	July 1, 2015

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems

Receives Limited Notice to Proceed for Combined Cycle Power Project

From Moxie Freedom LLC

Rockville, Md. - Argan, Inc. (NYSE MKT: AGX) today announced that its wholly owned subsidiary, Gemma Power Systems (GPS) has entered into an EPC Agreement with Moxie Freedom LLC and received a limited notice to proceed to commence early activities for the engineering, procurement and construction of a 1,000 MW combined cycle power plant to be located in Luzerne County, PA. Moxie Freedom is an affiliate of Moxie Energy, LLC. The contract is expected to be completed by mid-2018.

Rainer Bosselmann, Chairman and CEO of Argan, Inc., stated, “We’re excited to continue our relationship with Moxie Energy and we look forward to constructing another large scale, state of the art power facility in Pennsylvania.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include simple and combined cycle natural gas-fired power plants as well as alternative energy facilities including biodiesel, ethanol, and those powered by renewable energy sources such as wind and solar. Argan also owns Atlantic Projects Company Limited and Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of our power industry services business. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	Cynthia Flanders
301.315.0027	301.315.0027